FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2013 RESULTS

CRANBURY, New Jersey – (April 29, 2013) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the first quarter 2013.

First Quarter Results

•	Net sales for the first quarter 2013 at $214 million were $14 million below first quarter 2012 primarily on lower GTSP & Other sales.

•
US/Canada Specialty Phosphates sales were up 7% on growth related to acquisitions. Excluding acquisition benefits, sales were level compared to last year. Strong export sales supporting geographic growth and improved market demand in some areas were offset by significant temporary weakness in several higher margin market segments.

•
Mexico Specialty Phosphates sales declined 24% compared to the year ago period, primarily due to the business experiencing continued variation in manufacturing equipment performance which significantly reduced on-stream time and efficiencies during the quarter. Meaningful progress was made by quarter end in addressing several areas to improve the reliability of the Coatzacoalcos facility.

•	GTSP & Other sales at $24 million for the 2013 first quarter were $11 million below the year ago level primarily on lower volumes.

•
Diluted EPS for the first quarter 2013 was $0.55 compared to $1.22 for the first quarter 2012. GTSP & Other recorded a gain in the current quarter for the finalization of amounts owed on 2005-2008 Mexican water duties below the existing provision, with a benefit of $0.24 per share. This was more than offset by $0.29 per share of elevated costs incurred in cost of goods sold during the current quarter as follows:

◦	$0.12 per share from lower efficiencies and unplanned maintenance costs resulting from Mexico production issues;

◦	$0.07 per share for an out of period adjustment related to a long term supply agreement;

◦	$0.04 per share for a revision of inventory accounting estimates;

◦	$0.04 per share related to demurrage on raw material purchases;

◦	$0.02 per share for acquisition accounting expenses.

The first quarter 2012 results included a $0.32 per share benefit for settlement with former parent, Rhodia, on various claims related to historical amounts owing on Mexican water duties. Giving effect to these adjustments, first quarter 2013 diluted EPS would have been $0.60 compared to $0.90 for the first quarter 2012.

Randy Gress, CEO of Innophos, commented on the results, “Our results this quarter, which were not in-line with our long-term objectives, reflected lower demand for some of our higher margin products and operational disruptions at our Mexico facility. Despite these challenges, I remain confident that we are achieving good progress against our strategic growth initiatives. We benefited from strong performance within our nutrition business where our recent acquisitions contributed 5% of overall growth. Our low sodium product line also continued to demonstrate success in the marketplace, doubling sales over the prior year period. In addition, we achieved record export sales from the U.S., including strong results in Asia Pacific, which is particularly encouraging given the investments we have made in China.”

Mr. Gress continued, “Although overall U.S. & Canada volumes were level with last year, we encountered soft demand in several higher margin market segments. In particular, our industrial asphalt business was affected by extended seasonally cold weather conditions which deferred many infrastructure projects into the second quarter. We also faced a significant decline in export sales to Venezuela as economic instability severely disrupted local supply chains. Sales mix, particularly for our U.S. & Canada business, was therefore unfavorable to margins at both the customer and product level.”

Mr. Gress added, “Our results during the quarter were also affected by our Mexico operations suffering from various equipment performance and maintenance issues. As a result, our Coatzacoalcos facility experienced reduced production volumes, lower efficiencies and incurred higher maintenance expenses. The issues largely arose in areas already targeted for improvement in our long term upgrade plan for the facility. As a result, we have accelerated our upgrade program with several important improvements completed during the quarter that have already resulted in improved operating performance, with further upgrades to follow in the second quarter. Our long-term plan for this facility remains critical to our efforts in the region, and we are confident these actions will substantially improve manufacturing reliability and performance going forward.”

Mr. Gress concluded, “I am confident that we will overcome these temporary hurdles and get our business back on track in the next quarter as we have consistently done since the formation of Innophos. We remain well-positioned to generate above market revenue growth as our strategic growth initiatives continue to gain traction. In the face of significant variation across our end markets, particularly in the U.S., we believe most of the factors that affected our margins during the quarter are temporary and, therefore, we expect to see improvements in the second quarter and throughout the remainder of 2013.”

Segment Results first quarter 2013 versus 2012

Specialty Phosphates

Specialty Phosphates sales revenue was down 1% year-over-year on lower sales in Mexico. US/Canada volumes were up 7% on acquisitions. Mexico volumes were significantly affected by low production levels due to equipment reliability issues.

Operating income at $11 million was $22 million below first quarter 2012 levels. The first quarter 2012 had a net benefit of $6 million ($8 million benefit in U.S. and $2 million expense in Mexico) from a delay in the realization of raw material inflation in cost of goods sold that only became fully realized beginning in the second quarter 2012. Operating Income in the first quarter 2013 included $8 million of elevated cost of goods sold of which $3 million related to Mexico manufacturing issues, $2 million was for an out of period adjustment related to a long term supply agreement, $1 million related to a revision of inventory accounting estimates, $1 million was for demurrage on raw material purchases and $1 million was for acquisition accounting expenses. Operating income margin for first quarter 2013 was 6%, down 1,140 basis points from 2012 levels. Adjusted for the noted elevated costs, operating income margin would have been 10%.

US/Canada

US/Canada Specialty Phosphates sales increased 7% for the first quarter 2013 compared to the year ago period on growth from acquisitions. Excluding acquisitions, sales were flat with the year ago period, with sales mix skewed towards lower margin products and customers, thus affecting overall margin performance.

For the first quarter 2013, operating income of $11 million was $16 million below the year ago quarter. Excluding the effects noted above for the $8 million advantaged cost of goods sold in the prior period and the $5 million of elevated costs in the U.S. for the current quarter, the decline was $3 million, arising primarily from the lower margin sales mix. Operating income margin was 7% for the first quarter 2013, down 1,210 basis points from the year ago period. Adjusting for the noted elevated costs, operating income margin would have been 11%.

Mexico

First quarter 2013 sales were down 24% against the first quarter 2012 due to equipment reliability issues suffered in the quarter which limited production and, therefore, sales. Volumes were down 19%. Despite these challenges, the business continued to experience strong demand for its more differentiated products and achieved record production in Specialty Ingredients produced at Coatzacoalcos.

Continued price increase success resulted in improved pricing on most product lines; however, pricing on the less differentiated detergent grade products was moderately lower. This, combined with a price reset on a long term contract, contributed to an overall price decline of 5%.

Operating income at $1 million for first quarter 2013 was down $6 million from first quarter 2012 levels with lower sales and $3 million of higher costs from reduced efficiencies and higher plant maintenance contributing to the shortfall. Operating income margin was 2% for the 2013 first quarter, down 1,060 basis points from the year ago quarter. Adjusting for the noted elevated costs, operating income margin would have been 9%.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) decreased 31% for the first quarter 2013 compared to the similar period of 2012, with volumes down 27% and prices down 4%. Market prices are at their seasonal lows just slightly below year ago levels. The volume variance is within the normal quarter to quarter order pattern variation typical for this segment.

For the first quarter 2013, GTSP & Other recorded $6 million of operating income, up $2 million from the year ago period with both periods recording a $7 million benefit related to Mexican water duties. Without this benefit and $1 million of higher costs from reduced efficiencies and higher plant maintenance, operating income remained near break-even. Operating income margins were 26% for the first quarter 2013 compared to 13% for the first quarter 2012. Excluding the noted benefits and elevated costs, operating income margin was 1% for the first quarter 2013, up 840 basis points from the year ago period.

Recent Trends and Outlook

Market demand was flat for the first quarter 2013, with a strong start to the quarter offset by a weak finish that particularly affected higher margin market segments. We continue to expect only modest market growth in 2013.

Momentum behind our growth strategy continues to improve, as evidenced by record export sales from the U.S. for the first quarter 2013, particularly to Asia Pacific and

Europe. Our recently granted food manufacturing license in Taicang, China allows us to begin operations there and build on a strong start to the year in that zone.

We continue to expect growth in Specialty Phosphates for the second half of 2013 excluding the benefit of recent acquisitions, to be within our 4-6% long-term target range. For the second quarter, the improvement seen towards the end of the first quarter in Mexico manufacturing performance gives us confidence the impact of production restrictions will be significantly reduced. However, there may be some residual effect in the second quarter as we continue to implement our long-term equipment upgrade program, so while we anticipate good sequential sales improvement, second quarter volumes for Mexico Specialty Phosphates are likely to be moderately lower than the year ago level with a price variance similar to that seen in the first quarter. We are targeting continued improvement in U.S. and Canada volumes and expect this to offset the Mexico volume decline in comparison to the second quarter last year.

Strong performance by our recent acquisitions is expected to continue, and this, together with the full year benefit of the two acquisitions made in 2012, is expected to contribute an additional 5% revenue growth for the full year 2013 in comparison to 2012.

We do not expect any major change in raw material purchase prices or underlying selling prices through the second quarter 2013.

Specialty Phosphates operating income margins are expected to improve significantly in the second quarter on a sequential basis, with further sequential improvement in the third quarter anticipated. The key drivers to the sequential improvement are expected to be an improvement in Mexico production reliability and a strong recovery in demand for the higher margin products that experienced a weak first quarter. With a more typical US/Canada business mix and improved Mexico production performance, Specialty Phosphates operating income margins are expected to improve to the original, full year goal of 15% by the third quarter.

For the short-term, GTSP is expected to continue near break-even through the second quarter. Fertilizer prices have been at their seasonal lows, with only a modest uptick over the last month, and still remain modestly below prior year levels.

The business continues to generate strong cash flow and net debt decreased by $21 million in the 2013 first quarter to $128 million as a result of reduced working capital in Mexico.

Capital Expenditures
Capital expenditures were $7 million in the first quarter 2013, a bit below the expected trendline based on our indicated 2013 expectation of $40-45 million, primarily due to some expenditures accelerated into the fourth quarter 2012. We expect expenditures to increase in the coming quarters to keep in line with the noted expectation for the year. Investment continues to be focused on capacity enhancements for US/Canada and Mexico Specialty Ingredients facilities, expanding geographically and enhancing

Mexico’s capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong/Matt Steinberg
investor.relations@innophos.com         (212) 850-5600

Conference Call Details

The conference call is scheduled for Tuesday, April 30, 2013 at 10:00 am ET and can be accessed by dialing 888-206-4065 (U.S.) or 630-827-5974 (international) and entering passcode 34744744. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on April 30 and 1:00 pm ET on May 14, 2013. The replay is accessible by dialing 888-843-7419 (U.S.) or 630-652-3042 (international) and entering passcode 6861213#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – First Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	March 31,	March 31,
	2,013	2,012

Net sales	$214,441	$228,252
Cost of goods sold	177,407	172,384
Gross profit	37,034	55,868
Operating expenses:
Selling, general and administrative	18,356	17,034
Research & development expenses	753	695
Total operating expenses	19,109	17,729
Operating income	17,925	38,139
Interest expense, net	1,152	1,627
Foreign exchange loss (gain)	(498)	(291)
Income before income taxes	17,271	36,803
Provision for income taxes	4,868	9,215
Net income	$12,403	$27,588

Diluted Earnings Per Participating Share	$0.55	$1.22

Diluted weighted average common shares outstanding:	22,326,418	22,699,745
Dividends paid per share of common stock	$0.35	$0.25
Dividends declared per share of common stock	$0.35	$0.27

Segment Reporting – First Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	March 31,	March 31,	Net Sales
	2,013	2,012	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$150,991	$141,594	6.6%
Specialty Phosphates Mexico	38,916	50,928	(23.6)%
Total Specialty Phosphates	189,907	192,522	(1.4)%
GTSP & Other	24,534	35,730	(31.3)%
Total	$214,441	$228,252	(6.1)%

Segment Operating Income
Specialty Phosphates US & Canada	$10,792	$27,236
Specialty Phosphates Mexico	656	6,262
Total Specialty Phosphates	11,448	33,498
GTSP & Other (a)	6,477	4,641
Total	$17,925	$38,139

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	7.1%	19.2%
Specialty Phosphates Mexico	1.7%	12.3%
Total Specialty Phosphates	6%	17.4%
GTSP & Other (a)	26.4%	13%
Total	8.4%	16.7%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$7,107	$5,371
Specialty Phosphates Mexico	1,758	3,772
Total Specialty Phosphates	8,865	9,143
GTSP & Other	521	1,096
Total	$9,386	$10,239

(a) The three month period ended March 31, 2013 includes a $7.2 million benefit to earnings for the settlement of Mexican CNA Water Tax Claims owed for the periods 2005 - 2008. The three month period ending March 31, 2012 includes a $7.1 million benefit to earnings related to a settlement with Rhodia on their liability for the charges to be paid for Mexican CNA Water Tax Claims.

Price / Volume – First Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended March 31, 2013 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(0.5)%	7.1%	6.6%
Specialty Phosphates Mexico	(4.5)%	(19.1)%	(23.6)%
Total Specialty Phosphates	(1.6)%	0.2%	(1.4)%
GTSP & Other	(4.6)%	(26.7)%	(31.3)%
Total	(2.1)%	(4)%	(6.1)%

Note: Includes AMT/Triarco benefit of 7.1% in Specialty Phosphates US & Canada Volume/Mix and 5.3% in Total Specialty Phosphates Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(2.8)%	7.7%	4.9%
Food & Technical Grade PPA	2%	(5.9)%	(3.9)%
STPP & Detergent Grade PPA	(1.2)%	(28.8)%	(30)%

Note: Includes AMT/Triarco benefit of 7.9% in Specialty Ingredients Volume/Mix

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three months ended	Three months ended
	March 31,	March 31,
	2,013	2,012
Cash flows from operating activities
Net income	$12,403	$27,588
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	9,386	10,239
Amortization of deferred financing charges	147	145
Deferred income tax provision (benefit)	1,791	(334)
Share-based compensation	718	1,221
Changes in assets and liabilities:
Increase in accounts receivable	(15,708)	(22,342)
Decrease in inventories	23,261	19,776
Decrease in other current assets	8,388	20,571
Increase (decrease) in accounts payable	9,973	(2,736)
Decrease in other current liabilities	(11,058)	(20,780)
Changes in other long-term assets and liabilities	(3,745)	(3,488)
Net cash provided from operating activities	35,556	29,860
Cash flows from investing activities:
Capital expenditures	(7,437)	(5,200)
Net cash used for investing activities	(7,437)	(5,200)
Cash flows used for financing activities:
Long-term debt borrowings	3,000	5,000
Long-term debt repayments	(25,000)	(1,000)
Excess tax benefits from exercise of stock options	968	2,039
Common stock repurchases	(70)	—
Dividends paid	(7,641)	(5,405)
Net cash used for financing activities	(28,743)	634
Net change in cash	(624)	25,294
Cash and cash equivalents at beginning of period	26,815	35,242
Cash and cash equivalents at end of period	$26,191	$60,536

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$26,191	$26,815
Accounts receivable, net	109,741	94,033
Inventories	139,680	162,941
Other current assets	87,146	99,927
Total current assets	362,758	383,716
Property, plant and equipment, net	197,292	195,723
Goodwill	83,879	83,879
Intangibles and other assets, net	74,889	75,948
Total assets	$718,818	$739,266
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,002	$4,000
Accounts payable, trade and other	46,458	36,485
Other current liabilities	34,972	46,030
Total current liabilities	85,432	86,515
Long-term debt	150,000	172,000
Other long-term liabilities	34,694	36,428
Total liabilities	270,126	294,943
Total stockholders’ equity	448,692	444,323
Total liabilities and stockholders’ equity	$718,818	$739,266

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.